Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD THIRD-QUARTER RESULTS

•      Revenue up 42 percent to $13.2 million over third-quarter 2004

•      Gross margins of 78 percent

•      Net income of $1.6 million, or $0.12 per diluted share

•      Pretax income of $2.6 million, or $0.19 per diluted share (a non-GAAP measure)

•      2005 annual guidance raised

Minneapolis, November 1, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the third quarter ended September 30, 2005 of $13.2 million, compared with $9.2 million in the third quarter of 2004, a 42 percent increase.  Net income for the 2005 third quarter rose to $1.6 million, or $0.12 per diluted share, which included amortization costs of $351,000 and equity-based compensation costs of $89,000 related to restricted stock awards.  This compares to net income for the 2004 third quarter of $670,000, or $0.05 per diluted share, which included amortization costs of $342,000.

Pretax income for the 2005 third quarter increased to $2.6 million, or $0.19 per diluted share (a non-GAAP measure), which compares to pretax income for the 2004 third quarter of $1.1 million, or $0.09 per diluted share (a non-GAAP measure), in the year-ago period.

“We are pleased with our third-quarter results,” said Jay D. Miller, president and chief executive officer. “We are seeing momentum with our enterprise and PACS-related sales and strong international growth.  The diversification of our revenue sources is opening new market opportunities and strengthening our business.  Further, we are leveraging our sales results to improve our gross and operating margins.”

Financial Highlights

•                  The installed base of Vitrea® users increased to approximately 2,500 in the third quarter, with approximately 210 Vitrea licenses sold.

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•                  Revenue from maintenance and services rose to $3.6 million, a 48 percent gain over third-quarter 2004 revenue of $2.5 million.

•                  Sales from software options (including third-party software) increased to $5.1 million, up from $4.3 million in the third quarter of 2004; top-selling options continue to be CT Cardiac, CT Vessel Probe and InnerviewGI™.

•                  Revenue through the company’s distribution arrangement with Toshiba Medical Systems Corporation totaled $5.3 million in the third quarter, or 40 percent of total revenue, compared to $5.0 million, or 54 percent of revenue, in the third quarter of 2004.  Revenue through Toshiba totaled $16.8 million for the nine months ended September 30, 2005, or 46 percent of total revenue, compared to $14.0 million in the same period in 2004, or 56 percent of total revenue. Software-only sales to Toshiba totaled $3.6 million for the third quarter, or 39 percent of license revenue, compared to $3.7 million, or 61 percent of license revenue, for the same period in 2004.

•                  International revenue for the third quarter increased 31 percent to $2.4 million, compared with $1.8 million in the same period in 2004.  International sales growth was driven mainly by Toshiba.

•                  Gross margin was 78 percent for the third quarter versus 72 percent for the same period in 2004.  Gross profit for the third quarter of 2005 totaled $10.3 million, compared with $6.6 million for the year-ago quarter.  Gross margin for the nine months ended September 30, 2005 was 76 percent, compared with 70 percent for the same period in 2004.  The overall gain in gross margins was largely due to an increase in software sales, including software-only enterprise sales that carry higher margins.

•                  Cash, cash equivalents and marketable securities increased sequentially to $41.4 million from $39.4 million as of June 30, 2005.

Operating Cost Summary

•                  Operating costs for the third quarter totaled $8.0 million, compared with $5.7 million for the third quarter of 2004.

•                  Sales and marketing costs rose 44 percent to $4.1 million from $2.9 million in the same period a year ago.  The primary factors behind the increase were additional employees, tradeshow conference costs and higher commissions on greater sales volumes.

•                  Research and development costs rose 40 percent to $2.2 million in the third quarter of 2005 versus $1.5 million in the same period a year ago, as the company continues to invest in product development initiatives.

•                  General and administrative costs increased 35 percent to $1.7 million, compared to $1.2million in the third quarter of 2004, mainly due to the addition of employees in targeted growth areas and higher outside professional services expenses compared to previous year.

Key Developments

Enterprise and PACS-related sales grew markedly, with sales through McKesson Information Systems, a leading PACS provider, contributing nearly 10 percent of third-quarter revenue.  “Sales from McKesson are gaining momentum,” noted Miller.  “Our advanced visualization solutions have become a strong selling point among McKesson sales representatives and their customers.  As physicians and other stakeholders see the value of our products, we continue to expect enterprise-wide sales to drive our growth going forward.”

Vital Images is demonstrating ViTALCardia, its cardiac solution, at two major cardiology conferences this fall:  The Transcathether Cardiovascular Therapies (TCT) meeting in October and the American Heart Association (AHA) meeting in November.  Miller added, “We saw great interest in ViTALCardia at TCT, and we believe the cardiology community will embrace the use of advanced visualization.  With ViTALCardia and our strong partnership with Toshiba, we are well positioned to capture this market opportunity.”

At the Radiological Society of North America (RSNA) meeting in late November, the company plans to introduce several product features and upgrades, including workflow and functionality improvements to ViTALCardia and InnerviewGI, data management improvements for larger datasets, and tighter integration of Vitrea and ViTALConnect™ allowing faster and broader distribution of advanced clinical applications and diagnostic tools throughout the enterprise.

“We are investing in research and development activities to enhance our existing products and introduce new ones,” continued Miller.  “At the RSNA, our focus is to reinforce our leadership position in advanced visualization and analysis solutions.”

For the nine months ended September 30, 2005, revenue was $36.4 million, compared with $25.0 million in the same period in 2004, a 46 percent increase.  Net income for the nine months ended September 30, 2005 was $3.4 million, or $0.26 per diluted share, which included a lease loss of $493,000 that was recorded in the first quarter, amortization costs of $1,053,000 and equity-based compensation costs of $191,000 related to restricted stock awards.  This compares to net income for the nine months ended September 30, 2004 of $604,000, or $0.05 per diluted share, which included amortization costs of $892,000 and a write-off of in-process research and development costs of $1.0 million related to the acquisition of HInnovation, which closed in February 2004.

Pretax income for the nine months ended September 30, 2005 increased to $5.3 million, or $0.40 per diluted share (a non-GAAP measure), which compares to pretax loss of $361,000, or $0.03 per diluted share (a non-GAAP measure), in the year-ago period.

2005 Guidance Raised

For the 2005 full year, Vital Images is raising guidance for total revenue to a range of $49.5 million to $51.5 million and pretax income to $0.52 to $0.61 per share (a non-GAAP measure), which includes estimated equity-based compensation, up from prior guidance of revenue of $48.0 million to $50.0 million and pretax income of $0.41 to $0.48 per share (a non-GAAP measure).  Pretax income will be reduced by a tax provision to arrive at net income and net income per share.  These revenue levels represent a 37 percent to 43 percent increase over 2004 revenue of $36.1 million.  2004’s pretax income was $0.07 per diluted share (a non-GAAP measure).

“We anticipate a strong finish for 2005 and continued growth in 2006,” said Miller. “Worldwide demand for advanced visualization solutions throughout the healthcare enterprise is rapidly increasing. We expect our leadership position in Web-based and PACS advanced analysis solutions to increase as hospitals and imaging centers increasingly demand our software solutions.”

Conference Call and Webcast

Vital Images will host a live Webcast of its third-quarter earnings conference call today, Tuesday, November 1, 2005, at 10:30 a.m. CT.  To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available beginning at 12:30 p.m. CT, Tuesday, November 1, 2005.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11041942.  The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, November 1, 2005, through 5:00 p.m. CT on Tuesday, November 8, 2005.

About Vitrea® 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography)

image data.  With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions.  The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications.  In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.  Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect™

ViTALConnect™ software is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization.  Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment.  This solution enables users to review studies, perform advanced analysis and make quick diagnostic decisions - from anywhere, at anytime.  This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ and ViTALCardia™ are trademarks of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenue:
License fees	$9,026	$6,205	$24,315	$16,918
Maintenance and services	3,638	2,463	10,499	6,604
Hardware	496	580	1,619	1,502
Total revenue	13,160	9,248	36,433	25,024

Cost of revenue:
License fees	1,080	1,050	3,504	3,038
Maintenance and services	1,494	1,196	4,118	3,396
Hardware	322	359	976	1,069
Total cost of revenue	2,896	2,605	8,598	7,503

Gross profit	10,264	6,643	27,835	17,521

Operating expenses:
Sales and marketing	4,108	2,860	11,578	8,360
Research and development	2,163	1,541	5,926	4,699
General and administrative	1,681	1,250	5,196	4,060
Acquired in-process research and development	—	—	—	1,000
Loss on operating lease	—	—	493	—
Total operating expenses	7,952	5,651	23,193	18,119

Operating income (loss)	2,312	992	4,642	(598)

Interest income	268	96	669	237
Income (loss) before income taxes	2,580	1,088	5,311	(361)

Provision for income taxes, net	959	418	1,932	243

Net income (loss)	$1,621	$670	$3,379	$(604)

Net income (loss) per share – basic	$0.13	$0.06	$0.27	$(0.05)
Net income (loss) per share – diluted	$0.12	$0.05	$0.26	$(0.05)

Weighted average common shares outstanding - basic	12,477	11,697	12,292	11,564
Weighted average common shares outstanding - diluted	13,337	12,483	13,147	11,564

Vital Images, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share amounts)

	September 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$16,336	$24,119
Marketable securities	25,102	11,546
Accounts receivable, net	12,692	8,090
Deferred income taxes	600	600
Prepaid expenses and other current assets	1,493	1,093
Total current assets	56,224	45,448
Property and equipment, net	5,011	3,222
Deferred income taxes	8,478	8,454
Licensed technology, net	240	330
Other intangible assets, net	4,814	5,777
Goodwill	6,053	6,053
Total assets	$80,819	$69,284

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,384	$1,893
Accrued compensation	3,037	3,175
Accrued royalties	983	574
Other current liabilities	1,063	673
Deferred revenue	9,101	8,137
Total current liabilities	15,569	14,452
Deferred revenue	589	278
Deferred rent	1,282	—
Total liabilities	17,439	14,730

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 12,646,456 and 12,007,160 shares issued and outstanding, respectively	126	120
Additional paid-in capital	72,968	65,813
Deferred stock-based compensation	(1,731)	—
Accumulated other comprehensive loss	(32)	(48)
Accumulated deficit	(7,952)	(11,331)
Total stockholders’ equity	63,380	54,554
Total liabilities and stockholders’ equity	$80,819	$69,284

Vital Images, Inc.

Supplemental Information – Reconciliation of GAAP Net Income (Loss) Per Share to Non-GAAP Pretax Income (Loss) Per Share (Unaudited)

(In thousands, except per share amounts)

Vital Images provides non-GAAP pretax income (loss) per share as supplemental information to GAAP net income (loss) per share. This non-GAAP measure excludes the provision for income taxes as Vital Images’ effective tax rate has been historically volatile due to discrete events such as the $1.0 million in-process research and development charge recorded in the first quarter of 2004, which was not tax deductible.  Vital Images believes that this presentation facilitates comparison by investors, analysts, and others of the company’s current operating results to historical operating results. Management uses this non-GAAP measure to evaluate short-term and long-term operating trends in the company’s core operations. Non-GAAP pretax income (loss) per share is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP net income (loss) per share.  The following table reconciles GAAP net income (loss) per share to non-GAAP pretax income (loss) per share:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net income (loss)	$1,621	$670	$3,379	$(604)
Provision for income taxes, net	959	418	1,932	243
Income (loss) before income taxes	$2,580	$1,088	$5,311	$(361)

Net income (loss) per share – diluted	$0.12	$0.05	$0.26	$(0.05)
Income (loss) before income taxes per share – diluted	$0.19	$0.09	$0.40	$(0.03)

Weighted average common shares outstanding - diluted	13,337	12,483	13,147	11,564

Effective tax rate	37%	38%	36%	-67%